Exhibit 10.3

Final Form

FORM OF SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of May 26, 2022, is made by and among Aesther Healthcare Sponsor, LLC, a Delaware limited liability company (the “Class B Holder”), Aesther Healthcare Acquisition Corp., a Delaware Corporation (“Purchaser”), and United Gear & Assembly, Inc., a Delaware corporation (the “Company”). The Class B Holder, Purchaser and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, the Class B Holder, Purchaser, the Company and certain other Persons party thereto intend to enter into an Agreement and Plan of Merger concurrently with the Parties entry into this Agreement (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holder is currently, and as of immediately prior to the Closing will be, the record owner of 2,625,000 shares of Purchaser Class B Common Stock and 5,411,000 Purchaser Private Warrants (collectively, the “Sponsor Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) the Class B Holder will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby (including the Merger and the amendment and restatement of the Amended and Restated Certificate of Incorporation of Purchaser, dated September 10, 2021 (the “Charter”)) and (b) the Class B Holder will agree to waive any adjustment to the Initial Conversion Ratio (as defined in the Charter) set forth in Section 4.3(b) of the Charter with respect to the Purchaser Class B Common Stock related to any issuance of Purchaser Class A Common Stock or Equity-linked Securities (as defined in the Charter) in connection with any PIPE Investment or otherwise as contemplated by the Merger Agreement or any Ancillary Document.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Agreement to Vote. The Class B Holder hereby agrees to appear in person (including, if applicable, by means of remote communication) or by proxy and vote, or otherwise cause to be voted, at each meeting of the stockholders of Purchaser, all of the Purchaser Class B Common Stock (together with any other voting Purchaser Securities of Purchaser that the Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject Purchaser Securities”), and if requested by the Company, to adopt a written consent of the holders of the Subject Purchaser Securities voting the Subject Purchaser Securities, in each case (a) in favor of each Purchaser Stockholder Approval Matter, (b) in favor of the approval of the Amended and Restated Purchaser Certificate of Incorporation, and (c) against any action, proposal, agreement or transaction that could reasonably be expected to (i) result in a material breach of any representation or warranty or covenant of the Purchaser under the Merger Agreement, or (ii) result in any of the conditions set forth in Section 7.1, 7.2 or 7.3 of the Merger Agreement failing to be fulfilled on or prior to the Outside Date.

2.	Binding Effect; Merger Agreement. The Class B Holder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Class B Holder shall be bound by and comply with Section 6.6 of the Merger Agreement (and any relevant definitions contained in any such section) as if the Class B Holder (in such capacity) was an original signatory to the Merger Agreement with respect to such provision (and, for clarity, as if references to Representatives of Purchaser in Section 6.6 of the Merger Agreement also applies to Representatives of the Class B Holder).

3.	Waiver of Anti-Dilution Protection. The Class B Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Purchaser Organizational Documents, (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the Purchaser Class B Common Stock held by it converts into Purchaser Class A Common Stock pursuant to Section 4.3(b) of the Charter that arises in connection with the approval or filing of the Amended and Restated Purchaser Certificate of Incorporation, the issuance of Purchaser Class A Common Stock in connection with any PIPE Investment or otherwise as contemplated by the Merger Agreement or any Ancillary Document, and (c) agrees not to assert or perfect any dissenter’s, appraisal or similar rights with respect to the approval or filing of the Amended and Restated Purchaser Certificate of Incorporation.

4.	Transfer of Shares. The Class B Holder hereby agrees that it shall not, directly or indirectly, or permit any other Person to, directly or indirectly, (a) sell, assign, transfer (including by operation of law), suffer any lien on, pledge, dispose of or otherwise encumber any of the Subject Purchaser Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of the Subject Purchaser Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Subject Purchaser Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the Subject Purchaser Securities, (d) redeem, elect to redeem or tender or submit any of the Subject Purchaser Securities for redemption in connection with the consummation of the Merger and the other transactions contemplated under the Merger Agreement, (e) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Subject Purchaser Securities, or (f) take any action that would have the effect of preventing, restricting, interfering with, or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to Purchaser’s officers or directors, any Affiliates or family member of any of Purchaser’s officers or directors, any members or partners of the Class B Holder or their Affiliates, any Affiliates of the Class B Holder, or any employees of such Affiliates; or (ii) by virtue of the Class B Holder’s Organizational Documents upon liquidation or dissolution of the Class B Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) and (ii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

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5.	Representations and Warranties. The Class B Holder represents and warrants to Purchaser and the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Class B Holder’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Class B Holder; (ii) this Agreement has been duly executed and delivered by the Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Class B Holder, enforceable against the Class B Holder in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (iii) the execution and delivery of this Agreement by the Class B Holder does not, and the performance by the Class B Holder of its obligations hereunder will not, (A) conflict with or result in a violation of the Organizational Documents of the Class B Holder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (iv) there are no Actions pending against the Class B Holder or, to the knowledge of the Class B Holder, threatened against the Class B Holder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Class B Holder of its obligations under this Agreement; (v) the Class B Holder has not entered into any agreement that would restrict, limit or interfere with the performance of the Class B Holder’s obligations hereunder and (vi) the Class B Holder is the sole record and beneficial owner (other than Suren Ajjarapu, to the extent he would be deemed a beneficial owner by virtue of his positions with the Class B Holder) of (x) all outstanding shares of Purchaser Class B Common Stock and (y) Purchaser Private Warrants entitling it to acquire an aggregate of 5,411,000 shares of Purchaser Class A Common Stock, in each case free and clear of all Liens, other than those arising pursuant to (A) this Agreement, (B) the Charter, (C) the bylaws of the Purchaser, (D) the Registration Rights Agreement, dated September 14, 2021, by and among the Purchaser, the Class B Holder and the other parties thereto, (E) the Merger Agreement, (F) the Ancillary Documents, (G) the Securities Subscription Agreement, dated June 30, 2021, between Purchaser and the Class B Holder, or (H) any applicable securities laws.

6.	Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a breach of any covenant or agreement set forth in this Agreement prior to such termination, (ii) Sections 1, 2, shall each survive the termination of this Agreement pursuant to the first sentence of this Section 6, and (iii) Sections 7, 8, 9 and 10 shall survive any termination of this Agreement.

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7.	No Recourse. Except for claims pursuant to a breach of the Merger Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no Actions of any nature whatsoever (whether in contract or tort, in Law or in equity or granted by statute or otherwise) that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement) shall be asserted against any Company Non-Party Affiliate or any Purchaser Non-Party Affiliate (other than the Class B Holder, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Purchaser Non-Party Affiliates (other than the Class B Holder, on the terms and subject to the conditions set forth herein) shall have any Liability, including with respect to causes of action (whether in contract or tort, in Law or in equity or granted by statute or otherwise), that may be based upon, be in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 7, (x) “Purchaser Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Purchaser or the Class B Holder (other than for the avoidance of doubt Purchaser or the Class B Holder) and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Purchaser or the Class B Holder) and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries), or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

8.	Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, the Class B Holder makes no agreement or understanding herein in any capacity other than in the Class B Holder’s capacity as a record holder and beneficial owner of the Subject Purchaser Securities.

9.	No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.	Incorporation by Reference. Sections 10.2 (Binding Effect, Assignment), 10.4 (Arbitration), 10.5 (Governing Law; Jurisdiction), 10.6 (Waiver of Jury Trial), 10.7 (Specific Performance), 10.8 (Severability), 10.9 (Amendment), 10.10 (Waiver), 10.11 (Entire Agreement), 10.12 (Interpretation), 10.13 (Counterparts), and 10.15 (Non-Survival of Representations, Warranties ) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Class B Holder:

AESTHER HEALTHCARE SPONSOR, LLC,

By:
Name:	Surendra Ajjarapu
Title:	Managing Member

Purchaser:

AESTHER HEALTHCARE ACQUISITION CORP.

By:
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

Company:

UNITED GEAR & ASSEMBLY, INC.

By:
Name:	Roger W. West
Title:	Chairman and Chief Executive Officer

[Signature Page to Sponsor Agreement]